Exhibit 99.2

August 1, 2017

ZAGG Reports 2017 Second Quarter and First Half Results;

Reiterates 2017 Outlook of $470 to $500 million in Net Sales

SALT LAKE CITY, August 1, 2017 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the second quarter and six months ending June 30, 2017.

Second Quarter Highlights (Comparisons versus second quarter 2016)

●	Net sales of $115.2 million, a 15% increase compared to $99.8 million
●	Gross margin of 31.1% compared to 30.9%
●	Net income of $3.4 million compared to a net loss of ($1.0) million
●	Adjusted EBITDA of $12.1 million compared to $10.6 million

Year-to-Date Highlights (Comparisons versus six months 2016)

●	Net sales of $208.2 million, a 28% increase compared to $162.3 million
●	Net loss of ($2.7) million compared to a net loss of ($4.3) million
●	Adjusted EBITDA of $14.8 million compared to $15.6 million

Reiterates 2017 Full Year Outlook

●	Net sales in the range of $470 million to $500 million
●	Adjusted EBITDA in the range of $71 million to $75 million

“The strong momentum we experienced early in the year continued in the second quarter,” commented Randy Hales, President and Chief Executive Officer. “Our net sales for the first half of 2017 represent an all-time record for ZAGG Inc as well as the ZAGG and mophie business units on an individual basis. Operating performance at mophie continues to improve as a result of several initiatives implemented since the acquisition. For the first time in several years, the mophie business unit recorded positive Adjusted EBITDA during the last two months of the second quarter and we expect this trend to continue during the second half of the year.”

Mr. Hales continued, “We remain confident that we will achieve our 2017 annual guidance of net sales in a range of $470 to $500 million and Adjusted EBITDA of $71 to $75 million, which includes a positive contribution from the mophie business unit.”

Second Quarter Results

(in millions, except per share amounts)	June 30, 2017	June 30, 2016
Net Sales	$115.2	$99.8
Gross Profit (Gross Profit %)	$35.8 (31%)	$30.9 (31%)
Net Income (Loss)	$3.4	$(1.0)
Earnings (Loss) per Share	$0.12	$(0.04)
Adjusted EBITDA (margin %)	$12.1 (10%)	$10.6 (11	% )

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Second Quarter Results

Net sales for the second quarter increased by 15% to $115.2 million, compared to $99.8 million in 2016. The increase in sales was driven primarily by increased sales of screen protection and power management products in key wireless and retail accounts both domestically and overseas. Domestic sales increased 11% and international sales grew 56% during the second quarter.

Gross profit was $35.8 million, or 31% of net sales, compared to $30.9 million, or 31% of net sales in 2016.

Net income was $3.4 million, compared to a net loss of ($1.0) million in 2016. Earnings per share was $0.12, on 28.2 million shares, compared to a loss per share of ($0.04), on 28.1 million shares.

Adjusted EBITDA was $12.1 million compared to $10.6 million.

Year-to-Date Results

(in millions, except per share amounts)	June 30, 2017	June 30, 2016
Net Sales	$208.2	$162.3
Gross Profit (Gross Profit %)	$64.4 (31%)	$54.6 (34%)
Net Loss	$(2.7)	$(4.3)
Loss per Share	$(0.10)	$(0.16)
Adjusted EBITDA (margin %)	$14.8 (7%)	$15.6 (10%)

2017 Year-to-Date Results

Net sales for 2017 increased 28% to $208.2 million, compared $162.3 million in 2016. The increase in sales was primarily driven by a full six months of mophie sales in 2017 (only four months of sales were included in 2016 as the acquisition occurred on March 3, 2016), and growth in the screen protection, power management, and power case product categories.

Gross profit increased to $64.4 million, or 31% of net sales, compared to $54.6 million, or 34% of net sales. The decrease in gross profit margin was primarily due to (1) a full six months of mophie operations in 2017, which generate lower gross profit margins than the historical ZAGG business unit, and (2) temporarily lower gross profit margin on curved glass for the Samsung Galaxy S8, compared to historical gross margins on non-curved glass products.

Net loss was $(2.7) million, compared to a net loss of ($4.3) million in 2016. Loss per share was $(0.10), on 28.0 million shares, compared to a loss per share of ($0.16), on 27.9 million shares.

Adjusted EBITDA was $14.8 million compared to $15.6 million for the consolidated business in 2016.

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2017 Business Outlook

The Company reiterated the following annual guidance for 2017:

●	Net sales of $470 to $500 million
●	Gross margin in the low to mid 30 percent range
●	Adjusted EBITDA of $71 to $75 million
●	Annual effective tax rate of approximately 35%

The Company is unable to provide guidance for net income (loss), and reconciliation of Adjusted EBITDA to net income (loss), as the closest corresponding U.S. GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the variability and complexity with respect to charges excluded from this non-GAAP measure. In particular, these complexities include the measures and effects of stock based compensation expense that are directly impacted by unpredictable fluctuations in our share price, and our tax expense that is directly impacted by our taxable income. We expect the variability of these charges could have a significant, and potentially unpredictable, impact on our future U.S. GAAP results.

Conference Call

A conference call will be held today, August 1, 2017 at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company’s website at: investors.zagg.com.

About Non-GAAP Financial Information

Readers are cautioned that Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and impairment of intangible asset) is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG’s products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG’s most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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About ZAGG Inc

ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.

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CONTACT:

Investor Relations:
ICR Inc. Brendon Frey 203-682-8216 brendon.frey@icrinc.com

Company:
ZAGG Inc Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com

Media:
The Brand Amp Katie Kotarak 949-438-1078 katie@thebrandamp.com

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